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Certificate number

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Number of shares

Stock Certificate

Sensortecnics Inc.

Incorporated in: Colorado

has a total authorized amount of _________ shares, at a par value of $0.01 of common stock.

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is the owner of __________ shares, at a part value of $0.01, of common stock of Sensortecnics Inc.

This is to certify that on ___________, _____________________ is the owner of ___________ shares of the above-named corporation, which are non-assessable, fully paid shares. The transfer of these shares must be done in accordance with the by-laws of the named corporation, in person, or by a duly appointed attorney or officer of the named corporation, and recorded in the books of the corporation.

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CHIEF EXECUTIVE OFFICER

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CHAIRMAN OF THE BOARD